Exhibit 2

Amendment to Group Agreement

THIS AMENDMENT, dated as of January 3, 2024 (the “Amendment”), to that certain AGREEMENT (the “Agreement”), dated as of July 26, 2023 (the “Effective Date”), is by and among Robert L. Chioini (“Chioini”), Todd Deutsch (“Deutsch”) and Ted D. Kellner (“Kellner”) (each, a “Party” and, collectively, the “Parties”). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Parties entered into the Agreement for the purposes of making and advancing nominations (the “Nominations”) of directors at the next annual meeting of stockholders of AIM Immunotech Inc. (the “Company”) and soliciting proxies in support of the Nominations and to otherwise coordinate certain efforts with respect to the Company; and

WHEREAS, the Agreement expires by its terms at the completion of the next annual meeting of stockholders of the Company, which is currently scheduled to be reconvened on January 5, 2024, and the Parties desire to continue the Agreement in effect during the pendency of certain legal proceedings in the Delaware Court of Chancery and appeals thereof, unless the Agreement is otherwise terminated earlier.

NOW, THEREFORE, in consideration of the covenants and agreements set forth in the Agreement, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

Section 6 of the Agreement is hereby replaced and superseded in its entirety to read as follows:

Termination. This Agreement will terminate at 11:59 p.m. (New York time) on the first anniversary of the Effective Date, or upon the earlier of the (i) mutual written agreement of the Parties; provided that if one Party provides the other Parties with written notice of its desire for mutual written termination of the Agreement, such other Parties’ consent to such mutual written termination shall not be unreasonably withheld, delayed or conditioned, or (ii) execution by each Party of a settlement or cooperation agreement with the Company. In the event of termination, the Parties shall cooperate to take such actions as may be necessary or required publicly to disclose such termination and/or the consequences thereof, including, without limitation, amending any prior filings under the Exchange Act concerning the Company, Company Securities and/or the relationship between the Parties. Sections 4 and 11 shall survive any termination of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first written above.

By:	/s/ Robert L. Chioini
	Name:	Robert L. Chioini

By:	/s/ Todd Deutsch
	Name:	Todd Deutsch

By:	/s/ Ted D. Kellner
	Name:	Ted D. Kellner